Exhibit 99.1

Mercury Air Group, Inc. Announces Contingent One-time Special Dividend of $17.5 Million with Record Date of October 18

LOS ANGELES, Oct. 6— Mercury Air Group, Inc. (Amex: MAX ) today announced that its Board of Directors has declared a one-time special cash dividend totaling $17.5 million, that would be payable on a pro rata basis to holders of record of its common stock as of the close of business on October 18, 2004. The dividend would be paid on November 5, 2004, subject to satisfactory amendment of the loan agreement with its lender. The eventual amount payable per share of common stock is expected to be in the range of $5.45 to $5.60 after the mandatory dividend payments on its outstanding Series A 8% Cumulative Convertible Preferred Stock (the “Preferred Stock”), of approximately $69,000 as of the dividend payment date and the expected exercise of conversion rights by holders of certain outstanding warrants and options for the Company’s common stock on or prior to the October 18 record date.

The Company’s lender has consented to allow the Company to pay a cash dividend in the amount of $17.5 million, but the consent is subject to the execution of an amendment to the loan agreement prior to the payment of the dividend. The Company believes the proposed changes will be agreed to and finalized but cannot assure such amendment will be successfully consummated. If the Company and its lender do not agree to the amended terms and conditions of the loan agreement, the Company reserves the right to cancel or delay the payment of the dividend, or to delay the record date for payment.

“After a lengthy review of our strategic goals in light of the sale of Mercury Air Centers in April 2004, the Board of Directors determined that the best return of value to our stockholders was through this special dividend” said Joseph A. Czyzyk, President and CEO of Mercury Air Group. “The Board believes that cash flow from our operations, together with availability under our credit line, will provide adequate capital to meet the Company’s operating needs and fund organic growth. We believe that the contingency of satisfactory documentation can be satisfied prior to the planned payment date.”

About Mercury Air Group

Los Angeles-based Mercury Air Group (Amex: MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates three business segments worldwide: MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.